GVI SECURITY SOLUTIONS, INC.
2008 LONG-TERM INCENTIVE PLAN

I.           Purpose

The purpose of the GVI Security Solutions, Inc. 2008 Long-Term Incentive Plan (the “Plan”) is to attract and retain and provide incentives to employees, officers, directors and consultants of the Corporation and its Subsidiaries, and to thereby increase overall stockholders’ value. The Plan generally provides for the granting of stock, stock options, stock appreciation rights, restricted shares or any combination of the foregoing to the eligible participants.

II.           Definitions

(a)         “Award” includes, without limitation, stock options (including incentive stock options within the meaning of Section 422(b) of the Code), stock appreciation rights, dividend equivalent rights, stock awards, restricted share awards, or other awards that are valued in whole or in part by reference to, or are otherwise based on, the Common Stock (“other Common Stock-based Awards”), all on a stand alone, combination or tandem basis, as described in or granted under this Plan.

(b)         “Award Agreement” means a written agreement setting forth the terms and conditions of each Award made under this Plan.

(c)         “Board” means the Board of Directors of the Corporation.

(d)         “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(e)         “Committee” means the Compensation Committee of the Board or such other committee of the Board as may be designated by the Board from time to time to administer this Plan or if no such committee is designated, the Board.

(f)         “Common Stock” means the common stock of the Corporation, par value $.001 per share, or any other securities of the Corporation into which such common stock is reclassified or reconstituted.

(g)         “Corporation” means GVI Security Solutions, Inc., a Delaware corporation.

(h)         “Employee” means an employee of the Corporation or a Subsidiary.

(i)         “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

(j)         “Fair Market Value” means the closing price for the Common Stock as officially reported on the relevant date (or if there were no sales on such date, on the next preceding date on which such closing price was recorded) by the principal national securities exchange on which the Common Stock is listed or admitted to trading, or, if the Common Stock is not listed or admitted to trading on any such national securities exchange, the closing price as furnished by the National Association of Securities Dealers or a similar organization or quotation system, or, if the Common Stock is not quoted by the National Association of Securities Dealers or a similar organization or quotation system, as determined in good faith by resolution of the Committee (whose determination shall be conclusive), based on the best information available to it.

(k)         “Officer” means a person who is an officer of the Corporation within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(l)         “Participant” means an Employee, officer, director or consultant who has been granted an Award under the Plan.

(m)           “Plan Year” means a twelve-month period beginning with January 1 of each year.

(n)         “Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Corporation has or obtains, directly or indirectly, a proprietary interest of more than 50% by reason of stock ownership or otherwise.

III.           Eligibility

Any Employee, officer, director or consultant of the Corporation or a Subsidiary selected by the Committee is eligible to receive an Award.

IV.           Plan Administration

(a)         Except as otherwise determined by the Board, the Plan shall be administered by the Committee. The Committee shall periodically make determinations with respect to the participation of Employees, officers, directors and consultants in the Plan and, except as otherwise required by law or this Plan, the grant terms of Awards, including vesting schedules, price, restriction or option periods, dividend rights, post-retirement and termination rights, payment alternatives such as cash, stock, contingent awards or other means of payment consistent with the purposes of this Plan, and such other terms and conditions as the Board or the Committee deems appropriate which shall be contained in an Award Agreement with respect to a Participant.

(b)         The Committee shall have authority to interpret and construe the provisions of the Plan and any Award Agreement and make determinations pursuant to any Plan provision or Award Agreement which shall be final and binding on all persons. No member of the Committee shall be liable for any action or determination made in good faith, and the members shall be entitled to indemnification and reimbursement in the manner provided in the Corporation’s Certificate of Incorporation, as it may be amended from time to time.

(c)         The Committee shall have the authority at any time to provide for the conditions and circumstances under which Awards shall be forfeited.  The Committee shall have the authority to accelerate the vesting of any Award and the times at which any Award becomes exercisable.

(d)         The Committee may delegate to one (1) or more Officers the authority to do one or both of the following (i) designate Employees who are not Officers to be recipients of stock options (and, to the extent permitted by applicable law, other Awards) and the terms thereof, and (ii) determine the number of shares of Common Stock to be subject to such Awards granted to such Employees; provided, however, that the Committee resolutions regarding such delegation shall specify the total number of shares of Common Stock that may be subject to the Awards granted by such Officer and that such Officer may not grant an Award to himself or herself.  Notwithstanding the foregoing, the Committee may not delegate authority to an Officer to determine the Fair Market Value.

V.           Capital Stock Subject to the Provisions of this Plan

(a)         The capital stock subject to the provisions of this Plan shall be shares of authorized but unissued Common Stock and shares of Common Stock held as treasury stock.  Subject to (i) adjustment in accordance with the provisions of Section X, and (ii) Sections V(b) and (c) below, the total number of shares of Common Stock available for grants of Awards shall not exceed 1,000,000.

(b)         The grant of a restricted share Award shall be deemed to be equal to the maximum number of shares which may be issued under the Award. Awards payable only in cash will not reduce the number of shares available for Awards granted under the Plan.

(c)         There shall be carried forward and be available for Awards under the Plan, in addition to shares available for grant under paragraph (a) of this Section V, all of the following: (i) any unused portion of the limit set forth in paragraph (a) of this Section V; (ii) shares represented by the portion of any Awards which are cancelled, forfeited, surrendered, terminated, paid in cash (including shares used to satisfy the exercise price of an option or which are reacquired by the Corporation to satisfy any tax withholding obligations under Section VIII(f) below) or expire unexercised; and (iii) the excess amount of variable Awards which become fixed at less than their maximum limitations.

VI.           Awards Under This Plan

A.           Discretionary Awards.   As the Board or Committee may determine, the following types of Awards and other Common Stock-based Awards may be granted under this Plan on a stand alone, combination or tandem basis:

(a)           Stock Option. A right to buy a specified number of shares of Common Stock at a fixed exercise price during a specified time, all as the Committee may determine.

(b)           Incentive Stock Option. An Award in the form of a stock option which shall comply with the requirements of Section 422 of the Code or any successor section as it may be amended from time to time. Subject to adjustment in accordance with the provisions of Section X, the aggregate number of shares which may be subject to incentive stock option Awards under this Plan shall not exceed 1,000,000, subject to Section V above. To the extent that Section 422 of the Code requires certain provisions to be set forth in a written plan, said provisions are incorporated herein by this reference.

(c)           Stock Appreciation Right. A right, which may or may not be contained in the grant of a stock option or incentive stock option, to receive in cash (or its equivalent value in Common Stock) the excess of the Fair Market Value of a share of Common Stock on the date the right is surrendered over the option exercise price or other price specified in the Award Agreement.

(d)           Restricted Shares.  The issuance of Common Stock to a Participant subject to forfeiture until such restrictions, terms and conditions as the Committee may determine are fulfilled.

(e)           Dividend or Equivalent. A right to receive dividends or their equivalent in value in Common Stock, cash or in a combination of both with respect to any new or previously existing Award.

(f)           Stock Award. The issuance of Common Stock, which may be on a contingent basis, to a Participant.

(g)           Other Stock-Based Awards. Other Common Stock-based Awards which are related to or serve a similar function to those Awards set forth in this Section VI.

B.           Formula Awards.

(a)           Annual Option Award.  Each member of the Board who is not then an Employee (an “Independent Director”), shall be granted on July 1 of each year, a stock option (which shall not comply with the requirements of Section 422 of the Code) to purchase 30,000 shares of Common Stock at an exercise price equal to the Fair Market Value of the Common Stock on such date.  Such stock option shall be immediately exercisable as to 7,500 shares of Common Stock and exercisable with respect to an additional 1,875 shares of Common Stock on the first day of each of the next 12 fiscal quarters of the Corporation commencing with October 1 of the year of such grant.

(b)           Initial Option Award.  Unless otherwise specified by the Committee or the Board, upon the initial appointment to the Board of an Independent Director, such Director shall be granted on the effective date of such appointment, a stock option (which shall not comply with the requirements of Section 422 of the Code) to purchase 100,000 shares of Common Stock at an exercise price equal to the Fair Market Value of the Common Stock on such date.  Such stock option shall be immediately exercisable as to 25,000 shares of Common Stock and exercisable with respect to an additional 25,000 shares of Common Stock on each of the first, second and third anniversaries of the date of grant.

(c)           Termination.Options granted pursuant to this Section VI.B shall expire and cease to be of any force or effect on the earlier of the tenth anniversary of the date any such option was granted or the first anniversary of the date on which an optionee ceases to be a member of the Board.

VII.          Award Agreements

Each Award under the Plan shall be evidenced by an Award Agreement that (i) shall set forth the terms and conditions of the Award, (ii) shall be executed by the Corporation and the Participant, and (iii) to the extent the Award includes stock options granted to a resident of the State of California, shall include the following terms, in addition to any other applicable terms required by this Plan or the Committee:

(a)           An exercise price which is not less than 85% of the Fair Market Value of the Common Stock at the time the stock option is granted, except that the price shall not be less than 110% of the Fair Market Value of the Common Stock in the case of any person who owns securities possessing more than 10% of the total combined voting power (as defined in Section 194.5 of the California Corporations Code) of all classes of securities of the Company or its parent or subsidiaries possessing voting power;

(b)    An exercise period of not more than 120 months from the date the stock option is granted;

(c)    The non-transferability of the stock options, provided that the Award Agreement may permit transferability by will, by the laws of descent and distribution, or as permitted by applicable securities laws;

(d)    The right to exercise at the rate of at least 20% per year over 5 years from the date the stock option is granted, subject to reasonable conditions such as continued employment;

(e)    Unless employment is terminated for cause as defined by applicable law, the terms of the Award Agreement or a contract of employment, the right to exercise in the event of termination of employment, to the extent that the Optionee is entitled to exercise on the date employment terminates, as follows: (1) at least 6 months from the date of termination if termination was caused by death or disability, and (2) at least 30 days from the date of termination if termination was caused by other than death or disability; and

(f)    A termination date of not more than 10 years from the date the Award Agreement is entered into or the date the Award Agreement is approved by the security holders, whichever is earlier.

VIII.        Other Terms and Conditions

(a)         Assignability. Unless provided to the contrary in any Award, no Award shall be assignable or transferable except by will or by the laws of descent and distribution and during the lifetime of a Participant, the Award shall be exercisable only by such Participant during the Participant’s lifetime.

(b)         Termination of Employment or Other Relationship. The Committee shall determine the disposition of the grant of each Award in the event of the retirement, disability, death or other termination of a Participant’s employment or other relationship with the Corporation or a Subsidiary.

(c)         Rights as a Stockholder. A Participant shall have no rights as a stockholder with respect to shares covered by an Award until the date the Participant is the holder of record. Except as provided in Section X, no adjustment will be made for dividends or other rights for which the record date is prior to such date.

(d)         No Obligation to Exercise. The grant of an Award shall impose no obligation upon the Participant to exercise the Award.

(e)         Payments by Participants. The Committee may determine that Awards for which a payment is due from a Participant may be payable: (i) in U.S. dollars by personal check, bank draft or money order payable to the order of the Corporation, by money transfers or direct account debits; (ii) through the delivery or deemed delivery based on attestation to the ownership of shares of Common Stock with a Fair Market Value equal to the total payment due from the Participant; (iii) pursuant to a broker-assisted “cashless exercise” program if established by the Corporation; (iv) by a combination of the methods described in (i) through (iii) above; or (v) by such other methods as the Committee may deem appropriate.

(f)         Withholding. Except as otherwise provided by the Committee, (i) the deduction of withholding and any other taxes required by law will be made from all amounts paid in cash and (ii) in the case of payments of Awards in shares of Common Stock, the Participant shall be required to pay the amount of any taxes required to be withheld prior to receipt of such stock, or alternatively, a number of shares the Fair Market Value of which equals the amount required to be withheld may be deducted from the payment.

(g)         Maximum Awards. The maximum number of shares of Common Stock that may be issued to any single Participant pursuant to Awards under this Plan in any single Plan Year is 1,000,000.

(h)    Compliance with Section 409A. To the extent that the Committee determines that any Award granted hereunder is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code.  To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code, including without limitation any applicable guidance that may be issued or amended after the effective date of this Plan.

IX.           Termination, Modification and Amendments

The Plan may from time to time be terminated, modified or amended by the Board. No termination, modification or amendment of the Plan may adversely affect the rights conferred by an Award without the consent of the recipient thereof.

X.           Recapitalization

The aggregate number of shares of Common Stock as to which Awards may be granted to Participants, the number of shares thereof covered by each outstanding Award and the price per share thereof in each such Award, shall all be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of shares or other capital adjustment, or the payment of a stock dividend or other increase or decrease in such shares, effected without receipt of consideration by the Corporation, or other change in corporate or capital structure; provided, however, that any fractional shares resulting from any such adjustment shall be eliminated.  The Committee may also make the foregoing changes and any other changes, including changes in the classes of securities available, to the extent it is deemed necessary or desirable to preserve the intended benefits of the Plan for the Corporation and the Participants in the event of any other reorganization, recapitalization, merger, consolidation, spin-off, extraordinary dividend or other distribution or similar transaction.

XI.           No Right to Employment

No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of, or in any other relationship with, the Corporation or a Subsidiary. Further, the Corporation and each Subsidiary expressly reserve the right at any time to dismiss a Participant free from any liability, or any claim under the Plan, except as provided herein or in any Award Agreement issued hereunder.

XII.         Governing Law

To the extent that federal laws do not otherwise control, the Plan shall be construed in accordance with and governed by the laws of the State of Delaware.

XIII.        Savings Clause

This Plan is intended to comply in all aspects with applicable laws and regulations.  In case any one or more of the provisions of this Plan shall be held invalid, illegal or unenforceable in any respect under applicable law and regulation, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provision shall be deemed null and void; however, to the extent permissible by law, any provision which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Plan to be construed in compliance with all applicable laws so as to foster the intent of this Plan.

XIV.        Effective Date and Term

The effective date of this Plan is July 3, 2008.  The Plan shall terminate on June 30, 2018.  No awards shall be granted after the termination of the Plan.